Exhibit 5.1

Pillsbury Winthrop Shaw Pittman LLP
2550 Hanover Street
Palo Alto, CA 94304

November 26, 2014

Inphi Corporation

2953 Bunker Hill Lane, Suite 300

Santa Clara, CA 95054

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We are acting as counsel for Inphi Corporation, a Delaware corporation (the “Company”), in connection with the registration statement on Form S-8 (the “Registration Statement”) relating to the registration under the Securities Act of 1933 (the “Act”) of 952,475 shares of common stock (the “Shares”) of the Company, par value $0.001 per share (“Common Stock”), issuable under the Notice of Stock Unit Award and Stock Unit Agreement.

We have reviewed and are familiar with such corporate proceedings and other matters as we have deemed necessary for this opinion. Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued in accordance with the Notice of Stock Unit Award and Stock Unit Agreement will be validly issued, fully paid and nonassessable. This opinion is limited to matters governed by the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Pillsbury Winthrop Shaw Pittman LLP